Exhibit 99

Journal Communications Announces Management Changes

Andre J. Fernandez Named President; Steven J. Smith Remains Chairman and CEO

MILWAUKEE--(BUSINESS WIRE)--February 6, 2012--Journal Communications, Inc. (NYSE:JRN) today announced that its board has named Andre J. Fernandez President in addition to his role as Chief Financial Officer. Steven J. Smith, who was President, will remain Chairman and CEO.

“This additional title recognizes the significant role Andre plays on our leadership team,” said Steven Smith. “He has been instrumental in the continuing evolution of our business, the steady focus on building our local media brands and the sustained investment in our digital business. Andre has also helped us maintain our strong financial disciplines which have led to Journal’s consistently improving balance sheet. We look forward to Andre’s increased operational responsibilities across the company.”

Andre Fernandez joined Journal Communications in October 2008 from NBC Universal, where he was Senior Vice President, Chief Financial Officer and Treasurer for Telemundo Communications Group, Inc since 2004. Prior to Telemundo, he served in a number of financial leadership roles for GE including: Chief Financial Officer & Controller for GE Latin America based in Mexico City; Chief Financial Officer for GE Digital Energy in Atlanta; Assistant Treasurer and Risk Manager-Latin America for GE Corporate Treasury in Sao Paulo, Brazil; and Chief Financial Officer, GE Capital Information Technology Solutions, also in Brazil.

Mr. Fernandez holds an AB in Economics from Harvard University. He also serves on the Board of Directors of Froedtert Health, a regional hospital system in southeastern Wisconsin.

Mr. Smith, who was named CEO in 1998, will continue to lead the company as Chairman and CEO.

Forward-looking Statements

This press release may contain certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in radio and television broadcasting, publishing and interactive media. We own and operate 33 radio stations and 13 television stations in 12 states and operate an additional television station under a local marketing agreement. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin. Our interactive media assets build on our strong publishing and broadcasting brands.

CONTACT:
Journal Communications, Inc.
Angela Lois
Director of Investor Relations
(414) 224-2633